Exhibit 10.1

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 to Executive Employment Agreement (this “Amendment”), by and between Teladoc, Inc., a Delaware corporation (“Teladoc”), and Mr. Mark Hirschhorn, an individual resident in the State of New York (“Executive”), is made as of December 27, 2016.

Recitals

A.        Teladoc and Executive are parties to that certain Executive Employment Agreement, dated as of June 17, 2015 (the “Employment Agreement”).

B.        Teladoc and Executive desire to make certain changes to the Employment Agreement, as set forth in this Amendment.

Terms and Conditions

In consideration of the mutual covenants contained herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   Amendments and Corrections

1.1.     The first sentence of Section 1 of the Employment Agreement is hereby deleted and replaced with the following:  “The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment, as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company.”

1.2.     Section 3(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(b)     Annual Bonus.  Executive will be eligible for discretionary annual bonuses in an amount determined by the Board (or the Compensation Committee thereof) in its sole and absolute discretion (each, a “Bonus”), informed by the achievement of annual performance objectives determined by the Board (or the Compensation Committee thereof), and subject to Executive’s not having materially violated any published employee policy of the Company and otherwise remaining an employee of the Company in good standing during all relevant periods.  For purposes of determining Executive’s annual bonus under applicable incentive programs of the Company, the target bonus for Executive shall be sixty-five percent (65%) of Executive’s gross base salary wages for the applicable year, unless the Board (or the Compensation Committee thereof) determines, in its sole and absolute discretion, such other target amount to be appropriate.  For purposes of clarity:  in all cases, the amount of any Bonus shall be at the sole and absolute discretion of the Board (or the Compensation Committee thereof).”

1.3.     Section 3(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(c)     [Reserved.]”

1.4.     Section 5(b)(ii)(iii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(iii)   a pro rata portion of the Bonus Executive would have earned for the year of termination, which Bonus shall be determined consistently with the principles set forth in Section 3(b), payable in a lump sum at the same time bonuses are paid to Company senior executives generally (but in no event later than March 15 of the year following the year in which the termination occurs),”

1.5.     Section 5(d)(iii) [mis-numbered as 5(d)(i) in the Employment Agreement], entitled “Good Reason,” is hereby deleted in its entirely and replaced with the following:

“(iii)    Good Reason.  For purposes of this Agreement, “Good Reason” shall mean one or more of the following, without Executive’s consent: (A) there is a material reduction in Executive’s Base Salary (except where there is a general reduction applicable to the management team generally); (B) there is a material reduction in Executive’s overall responsibilities or authority, or scope of duties (except as described below in this Section d(iii)); (C) Executive is required by the Company to relocate his principal place of employment outside of outside of the New York City metropolitan area; or (D) any material breach by the Company of this Agreement. It is understood that Executive must assert any termination for Good Reason by written notice to the Company no later than forty-five (45) days following the date on which arises the event or events giving the Executive the right to assert such a termination, and the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition.  In no instance will a resignation by Executive be deemed to be for Good Reason if it is made more than twelve (12) months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.  The foregoing notwithstanding, in no event shall any change (including, for the avoidance of doubt, any reduction in Executive’s responsibilities, duties and/or authority) or action or inaction incident to a future separation by the Company of the roles of Chief Operating Officer and Chief Financial Officer in which Executive retains one or other title and attendant responsibilities constitute “Good Reason” hereunder.”

2.     Omnibus Amendment to Equity Awards.  Notwithstanding the contrary terms of any other agreement between the Company and Executive, the parties hereby agree that the vesting of all unvested Company equity or equity-based awards held by Executive as of the date of this Amendment (collectively, “Equity Awards”) shall be suspended during the period commencing on January 1, 2017 and ending on January 1, 2018 (the “Relevant Period”) such that (a) no Equity Awards will vest during the Relevant Period and (b) following the Relevant Period, Equity Awards will be eligible to vest on the same schedule (and subject to the same conditions) that otherwise would have applied to such Equity Awards absent this Amendment except that each applicable Equity Award vesting date shall (subject to the conditions of the Equity Award, including without limitation, any requirement for Executive’s continued employment or service through the modified vesting date) be the first anniversary of the vesting date that otherwise would have applied absent this omnibus Equity Award amendment.

3.     Other Provisions.  Except as expressly set forth above, each and every provision of each of the Employment Agreement and any agreements governing the Equity Awards shall remain unchanged and in full force and effect.

4.     General Provisions.  The provisions of Sections 9 and 10 of the Employment Agreement shall govern this Amendment, to the fullest extent applicable and are hereby incorporated into this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

MR. MARK HIRSCHHORN,	TELADOC, INC.,
an individual resident in the	a Delaware corporation
State of New York

	By:	/s/ Adam C. Vandervoort
/s/ Mark Hirschhorn	Name:	Mr. Adam C. Vandervoort
	Title:	Chief Legal Officer